April 20, 2000

To the parties listed on Schedule I hereto

               Re: COPELCO CAPITAL RECEIVABLES LLC, SERIES 2000-A

Ladies and Gentlemen:

     We have acted as counsel for the underwriters and as special counsel to Copelco Capital Receivables LLC (the "Issuer") in connection with the issuance by the Issuer of $883,148,838 aggregate principal amount of $185,926,071 6.50728% Class A-1 Lease-Backed Notes, Series 2000-A, $139,444,553 aggregate principal amount of one-month LIBOR Class A-2a Lease-Backed Notes, Series 2000-A, $139,444,553 aggregate principal amount of variable Class A-2b Lease-Backed Notes, Series 2000-A, $255,648,348 aggregate principal amount of 7.12% Class A-3 Lease-Backed Notes, Series 2000-A, $237,055,741 aggregate principal amount of 7.22% Class A-4 Lease-Backed Notes, Series 2000-A (collectively, the "Class A Notes"), $18,592,607 aggregate principal amount of 7.30% Class B Lease-Backed Notes, Series 2000-A (the "Class B Notes"), $18,592,607 aggregate principal amount of 7.39% Class C Lease-Backed Notes, Series 2000-A (the "Class C Notes"), $27,888,911 aggregate principal amount of 7.87% Class D Lease-Backed Notes, Series 2000-A (the "Class D Notes"), $25,564,835 aggregate principal amount of 9.820% Class E Lease-Backed Notes, Series 1999-B (the "Class E Notes"), $71,459,924 aggregate principal amount of 7.565% Class R-1 Lease Residual Backed Notes, Series 2000-A, and $24,564,349 aggregate principal amount of 8.438% Class R-2 Lease Residual Backed Notes (collectively, the "Class R Notes") pursuant to an Indenture, dated as of April 1, 2000 (the "Indenture"), among the Issuer, Manufacturers and Traders Trust Company, as trustee (the "Trustee"), and Copelco Capital, Inc. ("Copelco"), as Servicer. The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class R Notes are hereinafter referred to as the "Notes."

     In connection with this opinion we have examined (i) the Indenture; (ii) the Assignment and Servicing Agreement, dated as of April 1, 2000 (the "Assignment and Servicing Agreement") between Copelco and the Issuer; (iii) the Certificate of Incorporation of Copelco; (iv) the By-Laws of Copelco; (v) copies of certain resolutions adopted by the Board of Directors of Copelco; (vi) the Certificate of Formation of the Issuer; (vii) the Limited Liability Company Agreement of the Issuer; (viii) copies of certain resolutions adopted by the members of the Issuer; (ix) the Underwriting Agreement, dated April 14, 2000, among Copelco, the Issuer and First Union Securities, Inc. ("First Union"), as the representative of the underwriters; (x) the Placement Agent


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Agreement, dated April 14, 2000, among Copelco, the Issuer and First Union, as representative of the placement agents, relating to the Class E Notes and the Class R Notes (the "Placement Agent Agreement"); (xi) the Placement Agent Agreement, dated April 14, 2000, among Copelco, the Issuer and First Union relating to the Class A-2b Notes (the "Class A-2b Notes Placement Agent Agreement); (xii) the Registration Statement on Form S-3 (No. 333-79903) with respect to the Offered Notes, filed with the Securities and Exchange Commission on December 22, 1999, together with all amendments thereto (the "Registration Statement"), the Prospectus dated December 22, 1999 included in the Registration Statement and the Prospectus Supplement dated as of April 14, 2000 relating to the Offered Notes (such Prospectus and Prospectus Supplement, together, the "Prospectus"); (xiii) the Private Placement Memorandum, dated April 14, 2000 with respect to the Class E Notes (the "Class E Private Placement Memorandum");
(xiv) the Private Placement Memorandum, dated April 14, 2000 with respect to the Class R Notes (the "Class R Private Placement Memorandum" together with the Class E Private Placement Memorandum, the "Private Placement Memoranda"); (xv) the ISDA Master Agreement dated as of April 20, 2000 (the "Master Agreement") between the Issuer and First Union National Bank, including the schedule thereto and confirmations thereunder (collectively, the "Swap Documents"); and (xvi) originals or copies, certified or otherwise identified to our satisfaction, of all such other records of Copelco, the Issuer, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the genuineness of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies of the original documents and the authenticity of such documents. We have assumed for purposes of our opinions hereinafter set forth that each of the Underwriting Agreement, the Placement Agent Agreement, the Class A-2b Notes Placement Agent Agreement the Assignment and Servicing Agreement, the Notes, the Swap Documents and the Indenture (the "Agreements") has been duly authorized, executed and delivered by all parties thereto, and that each signatory has full power, authority and legal right to execute and deliver the Agreements and to perform its obligations thereunder. We understand that, insofar as such matters relate to Copelco and the Issuer, you have received the opinion of Dilworth Paxon LLP.

     We express no opinion as to the effect of the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America.

     Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

          1. Each of the Assignment and Servicing Agreement, the Indenture, the Placement Agent Agreement, the Class A-2b Notes Placement Agent Agreement and the Underwriting Agreement constitutes the legal, valid and binding obligation of Copelco, enforceable against Copelco in accordance with its terms, except in each case as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights


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     and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

          2. Each of the Assignment and Servicing Agreement, the Underwriting Agreement, the Placement Agent Agreement, the Class A-2b Notes Placement Agent Agreement, the Notes and the Indenture constitutes the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except in each case as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and subject to the qualification that, if certain provisions contained in the Indenture are held to be unenforceable, such unenforceability will not (subject to the limitations on enforceability set forth above) render the Indenture invalid as a whole or substantially interfere with the realization of the principal benefits and/or security provided thereby and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

          3. The Swap Documents constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights and
     (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and subject to the qualification that, if certain provisions contained in the limitations on enforceability set forth above) render the Indenture invalid as a whole or substantially interfere with the realization of the principal benefits and/or security provided thereby and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

               With respect to the foregoing opinion No. 3, we express no opinion as to

               (1) the enforceability against the Issuer of Section 6 of the Master Agreement in circumstances in which the Market Quotation (as defined in the Master Agreement) approach to the calculation of an early termination settlement payment would exceed the actual damages resulting from early termination as provided therein; and

               (2) the prohibition on transfers in Section 7(a) of the Master Agreement in any case in which its operation would conflict with
          Section 9-318(4) of the Uniform Commercial Code as in effect in the State of New York.


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          4. The Issuer is not, and will not as a result of the offer and sale of the Notes become, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          5. It is not necessary in connection with the issuance of the Class A-2b Notes, the Class E Notes and the Class R Notes to the purchasers thereof in the manner contemplated in the Placement Agent Agreement and the Indenture to register the Class A-2b Notes, the Class E Notes or the Class R Notes under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

          6. The statements in the Prospectus under the heading "Material Federal Income Tax Considerations," to the extent that they constitute matters of New York or federal law or legal conclusions with respect thereto, have been reviewed by us and constitute a fair and accurate summary with respect to those consequences or aspects that are discussed.

          7. The statements in the Prospectus under the heading "ERISA Considerations" to the extent that they constitute matters of New York law or federal law, or legal conclusions with respect thereto, have been reviewed by us and constitute a fair and accurate summary with respect to those consequences or aspects that are discussed.

          8. The Indenture, when executed and delivered, will have been duly qualified under the Trust Indenture Act of 1939, as amended.

          9. The statements made in the Prospectus under the heading "Description of the Notes," insofar as such statements purport to summarize certain provisions of the Offered Notes, the Indenture and the Assignment and Servicing Agreement, provide a fair and accurate summary of such provisions.

          10. The Registration Statement is effective under the Act and, to the best of our knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

          11. The Registration Statement and the Prospectus (other than the financial statements and other financial and statistical information included therein, as to which no opinion is rendered), as of their respective dates, complied as to form in all material respects with the requirements of the Act and the rules and regulations thereunder.

          12. Subject to the assumptions and qualifications set forth below, it is our opinion that, to the extent governed by the laws of the State of New York or the State of New Jersey, the Indenture operates to grant a valid security interest in the Issuer's interest in the Swap and the Swap Documents to the Trustee, which pledge would be a valid perfected first priority security interest with respect to the Issuer's right, title and interest in and to all rights, remedies, claims, powers and privileges of the Issuer under, or with respect to, the Swap and the Swap Documents.


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     For purposes of the foregoing opinion we have assumed:

          1. The UCC-1 financing statements (the "Financing Statements") with respect to the Swap and the Swap Documents naming the Issuer a debtor and the Trustee as secured party will be properly filed in the appropriate filing offices in the State of New Jersey.

          2. The search results from the State of New Jersey through March 9, 2000 with respect to the Issuer (the "Search Results") are accurate and complete, that no financing statements relating to the Swap or the Swap Documents have been filed since the date of the Search Results and that the representations and warranties of the Issuer contained in the Indenture and in certain certificates delivered in connection herewith are accurate.

     The foregoing opinion is also subject to the following qualifications:

          1. We express no opinion as to the priority of any security interest over (a) any lien, claim or other interest that arises by operation of law (including judgment liens or liens arising under the Employee Retirement Income Security Act of 1974, as amended) or does not require any filing in order to take priority over any security interest which is perfected by filing, and (b) any claim or lien in favor of any government or any agency or instrumentality thereof (including federal tax liens).

          2. In the case of proceeds, the rights and continuation of security interests and of the perfection thereof are limited to the extent set forth in Section 9-306 of the UCC.

          3. We call your attention to the fact that (i) Article 9 of the UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings in order to maintain the effectiveness of the filings referred to in this opinion, (ii) the effectiveness of any such filing will be terminated with respect to the Issuer, (a) more than four months after the Issuer changes its name, identity or corporate structure so as to make the Financing Statements seriously misleading, unless new appropriate financing statements indicating the new name, identity or corporate structure of the Issuer, are properly filed before the expiration of such four months and
     (b) four months after the Issuer changes its chief executive office to a new jurisdiction. We note, however, that the Indenture requires the Issuer to record and file such financing statements and continuation statements with respect thereto as are necessary to perfect and maintain perfection of the Trustee's security interest in the Granted Assets and to notify the Trustee in the event it changes its name, identity or corporate structure or relocates its chief executive office to a new jurisdiction.

     Based upon our participation in the preparation of the Registration Statement and the Prospectus and our review and discussion of the contents with officers and representatives of Copelco, no facts have come to our attention which lead us to believe that the Prospectus and the Registration Statement as of their respective dates and


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as of the date hereof (other than the financial statements and other financial and statistical data contained therein (including the prepayment assumptions used in the preparation thereof), as to which we are not called upon to express any belief), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

     This letter is furnished by us in connection with the issuance of the referenced Notes occurring on the date hereof and is solely for the benefit of the addressees hereto, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                            Very truly yours,


                            /s/ DEWEY BALLANTINE LLP
                            ------------------------------


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                                   SCHEDULE I

Copelco Capital, Inc.
One International Boulevard
Mahwah, New Jersey  07430

Copelco Capital Receivables LLC
700 East Gate Drive
Mt. Laurel, New Jersey  08054-5405

First Union Securities, Inc.
One First Union Center, TW-9
Charlotte, NC  28288-0610

Prudential Securities Incorporated
One New York Plaza
New York, New York  10292

Variable Funding Capital Corporation
C/o First Union Securities, Inc.
One First Union Center, TW-6
Charlotte, North Carolina  28288

First Union National Bank
One First Union Center, TW-6
Charlotte, North Carolina  28288